RESOLUTIONS RELATING TO THE NAMES AND INVESTMENT POLICIES OF THREE MODIFIED
    PORTFOLIOS OF FIRST DEFINED PORTFOLIO FUND, LLC

         The undersigned, Secretary of First Defined Portfolio Fund, LLC (the "Company"), hereby certifies that the Board of Trustees of the Company approved the following resolutions at a meeting of the Board of Trustees on March 11, 2002:

         RESOLVED, that the name changes of the DowSM Target 5 Portfolio, S&P Target 10 Portfolio and the First Trust Internet Portfolio to Target Managed VIP Portfolio, S&P Target 24 Portfolio and the Value Line Target 25 Portfolio, respectively, be, and hereby are ratified and approved, and it is further

         RESOLVED, that the changes in the primary investment strategies of said series be, and they hereby are, ratified and approved, and it is further

         RESOLVED, that the actions of the officers of the Fund to execute any documentation required to effectuate these resolutions, be and hereby are ratified and approved.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 29th day of April, 2003.





                                       /s/ W. Scott Jardine
                                      ------------------------
                                      W. Scott Jardine, Secretary